EXHIBIT 99.1

Contact: Kathleen Campbell, Marketing Director	First Citizens Community Bank
570-662-0422	15 S. Main Street
570-662-8512 (fax)	Mansfield, PA 16933

Citizens Financial Services, Inc. Reports Fourth Quarter and annual 2015 Earnings

MANSFIELD, PENNSYLVANIA— February 4, 2016 – Citizens Financial Services, Inc. (OTC Pink: CZFS) (the “Company), parent company of First Citizens Community Bank (the “Bank”), released today its unaudited financial results for the three months and year ended December 31, 2015.

For the year ended December 31, 2015, net income totaled $11,626,000 which compares to net income of $13,385,000 for 2014.  Earnings per share of $3.84 for 2015 compares to $4.41 for 2014.  Return on equity for the years ended December 31, 2015 and 2014 was 11.20% and 13.73%, respectively, while return on assets was 1.22% and 1.48%, respectively.  On December 11, 2015, the Company completed its acquisition of The First National Bank of Fredericksburg (FNB).  Included in 2015 results are $1.1 million of costs associated with the FNB acquisition.  Excluding merger expenses, return on equity, return on assets and earnings per share for the year ended December 31, 2015 would have been 12.03%, 1.31% and $4.12 per share, respectively.  2015 expenses have also been impacted by additional costs related to the first quarter branch expansion into the Lock Haven market as well as increased costs related to foreclosed properties.

For the three months ended December 31, 2015, net income totaled $2,460,000 which compares to net income of $3,476,000 for the fourth quarter of 2014.  Earnings per share of $.80 for the fourth quarter of 2015 compares to $1.14 for the fourth quarter last year.  Annualized return on equity for the three months ended December 31, 2015 and 2014 was 9.12% and 14.01%, respectively, while return on assets was .99% and 1.52%, respectively.  Fourth quarter results were impacted by $698,000 of FNB acquisition related expenses and $283,000 of foreclosed property expenses.

CEO and President Randall E. Black stated, “We are very excited and optimistic about the potential growth from the FNB acquisition.  While our 2015 financial performance was impacted by many one-time costs associated with the acquisition, as expected, our expansion into south central Pennsylvania has introduced us to a new market that we believe will provide us with expanded opportunities, especially in the agricultural arena, which is one of our core competencies.  This is exciting for the Board of Directors, our Management team and our employees as we look forward to entering and capturing new business in this region.  We believe that our emphasis on customer service and being a true community bank will provide a positive result to both the Company and to the Lebanon area”.

Net interest income before the provision for loan loss increased from $30,338,000 for the year ended December 31, 2014 to $30,833,000 for the year ended December 31, 2015, an increase of $495,000 or 1.6%.  For 2015, interest income increased $362,000, while interest expense decreased $133,000.  The net interest margin decreased from 3.84% for 2014 to 3.76% for 2015.    The interest rate environment has resulted in continued pressure on the tax-effected yield on interest earning assets, which has decreased from 4.42% in 2014 to 4.29% in 2015.  The cost of interest bearing liabilities has also declined, from .70% in 2014 to .66% in 2015.  The Company has been successful in offsetting the magnitude of the declining margin by increasing interest earning assets, particularly loans.  For 2015, average loans increased by $37.5 million, including loans acquired in the FNB acquisition, which has impacted the average since the closing of the acquisition in December.  The provision for loan losses decreased $105,000 from $585,000 in 2014 to $480,000 in 2015.

At December 31, 2015, total assets were $1.2 billion, up from total assets of $925.0 million as of December 31, 2014, an increase of $238 million primarily attributable to the FNB acquisition.  Available for sale securities increased $53.6 million from December 31, 2014 as excess cash acquired in the acquisition was invested.  Net loans increased $140.6 million compared to the end of last year, of which $114.3 million was attributable to the FNB acquisition.  The remaining $26.3 million of growth has come from the continued success in growing loans in the Mill Hall / Lock Haven market and production from seasoned lenders in the Company’s existing markets.  Excluding the addition of $225.2 million in deposits acquired in the acquisition of FNB, total deposits decreased $11.1 million from December 31, 2014.  A significant portion of this decrease is related to state and political deposits, mostly from local school districts, whose balances were temporarily impacted by the lack of an approved budget by the Commonwealth of Pennsylvania.

Asset quality remains strong, with non-performing assets totaling $8.5 million as of December 31, 2015 compared to $9.2 million at December 31, 2014.  Non-performing assets to total loans was 1.22% at December 31, 2015 compared to 1.67% at December 31, 2014.  The decrease in the percentage is attributable to the overall decrease in non-performing assets as well as the increase in total loans attributable to the FNB acquisition and organic growth.  Net charge-offs as a percent of average loans remains very low at .03% for the year ended December 31, 2015.

Stockholders’ equity totaled $119.8 million at December 31, 2015, which compares to $100.5 million at December 31, 2014.  For 2015, net income of $11.6 million was offset by cash dividends of $5.3 million and net treasury share purchases and re-issues of $2.0 million.  Also, stockholders’ equity increased $15.9 million, which includes issuing 336,515 shares to FNB shareholders for the acquisition.   A cash dividend of $.41 per share was paid on December 30, 2015 to shareholders of record on December 18, 2015.  This regular quarterly cash dividend is an increase of 2.5% over the regular dividend declared a year ago.  “Our strong financial performance has permitted us to continue paying an attractive cash dividend and reflects the Board of Directors' desire to provide total shareholder return to our shareholder base,” added Mr. Black.

Citizens Financial Services, Inc. has nearly 1,700 shareholders, the majority of whom reside in markets where the Bank’s offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.  Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release or made elsewhere periodically by the Company or on its behalf.  The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	December 31	December 31
(in thousands except share data)	2015	2014
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 14,088	$ 10,091
Interest-bearing	10,296	1,332
Total cash and cash equivalents	24,384	11,423

Interest bearing time deposits with other banks	7,696	5,960

Available-for-sale securities	359,737	306,146

Loans held for sale	603	497

Loans (net of allowance for loan losses: $7,106 at December 31, 2015 and
$6,815 at December 31, 2014)	687,925	547,290

Premises and equipment	17,263	12,357
Accrued interest receivable	4,211	3,644
Goodwill	21,134	10,256
Bank owned life insurance	25,535	20,309
Core Deposit and non-compete intangible	1,739	-
Other assets	12,757	7,166

TOTAL ASSETS	$ 1,162,984	$ 925,048

LIABILITIES:
Deposits:
Noninterest-bearing	$ 150,960	$ 95,526
Interest-bearing	837,071	678,407
Total deposits	988,031	773,933
Borrowed funds	41,631	41,799
Accrued interest payable	734	756
Other liabilities	12,828	8,032
TOTAL LIABILITIES	1,043,224	824,520
STOCKHOLDERS' EQUITY:
Preferred Stock $1.00 par value; authorized
3,000,000 shares; none issued in 2015 or 2014
Common stock
$1.00 par value; authorized 15,000,000 shares at December 31, 2015 and December 31, 2014;
issued 3,671,751 at December 31, 2015 and 3,335,236 shares at December 31, 2014	3,672	3,335
Additional paid-in capital	40,715	25,150
Retained earnings	85,790	79,512
Accumulated other comprehensive income (loss)	(236)	767
Treasury stock, at cost: 335,876 shares at December 31, 2015 and 296,280 shares at
December 31, 2014	(10,181)	(8,236)
TOTAL STOCKHOLDERS' EQUITY	119,760	100,528
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 1,162,984	$ 925,048

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands, except per share data)	2015	2014	2015	2014
INTEREST INCOME:
Interest and fees on loans	$ 7,623	$ 7,124	$ 29,039	$ 28,324
Interest-bearing deposits with banks	39	31	142	82
Investment securities:
Taxable	785	795	3,102	3,337
Nontaxable	754	828	3,152	3,354
Dividends	50	35	218	194
TOTAL INTEREST INCOME	9,251	8,813	35,653	35,291
INTEREST EXPENSE:
Deposits	1,025	1,056	4,113	4,347
Borrowed funds	186	155	707	606
TOTAL INTEREST EXPENSE	1,211	1,211	4,820	4,953
NET INTEREST INCOME	8,040	7,602	30,833	30,338
Provision for loan losses	120	105	480	585
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	7,920	7,497	30,353	29,753
NON-INTEREST INCOME:
Service charges	1,068	1,058	4,126	4,297
Trust	150	160	673	688
Brokerage and insurance	157	169	720	567
Gains on loans sold	221	126	404	236
Investment securities gains (losses), net	(1)	128	429	616
Earnings on bank owned life insurance	164	141	628	507
Other	116	108	443	445
TOTAL NON-INTEREST INCOME	1,875	1,890	7,423	7,356
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,386	2,905	12,504	11,505
Occupancy	360	320	1,424	1,287
Furniture and equipment	183	82	506	362
Professional fees	232	171	846	820
FDIC insurance	116	116	464	461
Pennsylvania shares tax	111	201	713	686
Merger and acquisition costs	698	-	1,103	237
ORE expenses	283	57	969	299
Other	1,445	1,155	4,900	4,508
TOTAL NON-INTEREST EXPENSES	6,814	5,007	23,429	20,165
Income before provision for income taxes	2,981	4,380	14,347	16,944
Provision for income taxes	521	904	2,721	3,559
NET INCOME	$ 2,460	$ 3,476	$ 11,626	$ 13,385

PER COMMON SHARE DATA:
Net Income - Basic	$ 0.80	$ 1.14	$ 3.84	$ 4.41
Net Income - Diluted	$ 0.80	$ 1.14	$ 3.83	$ 4.40
Cash Dividends Paid	$ 0.410	$ 0.400	$ 1.730	$ 2.170

Number of shares used in computation - basic	3,066,974	3,036,175	3,031,282	3,038,298
Number of shares used in computation - diluted	3,067,107	3,036,176	3,032,642	3,039,593

Financial Highlights

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Performance Ratios and Share Data:
Return on average assets (annualized)	0.99%	1.52%	1.22%	1.48%
Return on average equity (annualized)	9.12%	14.01%	11.20%	13.73%
Net interest margin (tax equivalent)	3.73%	3.84%	3.76%	3.84%
Cash dividends paid per share	$ 0.410	$ 0.400	$ 1.730	$ 2.170
Earnings per share - basic	$ 0.80	$ 1.14	$ 3.84	$ 4.41
Earnings per share - diluted	$ 0.80	$ 1.14	$ 3.83	$ 4.40
Number of shares used in computation - basic	3,066,974	3,036,175	3,031,282	3,038,298
Number of shares used in computation - diluted	3,067,107	3,036,176	3,032,642	3,039,593

Balance Sheet Highlights (dollars in thousands):	December 31, 2015	December 31, 2014

Assets	$ 1,162,984	$ 925,048
Investment securities:
Available for sale	359,737	306,146
Loans (net of unearned income)	695,031	554,105
Allowance for loan losses	7,106	6,815
Deposits	988,031	773,933
Stockholders' Equity	119,760	100,528
Non-performing assets	8,508	9,227
Non-performing assets to total loans	1.22%	1.67%
Annualized net charge-offs to total loans	0.03%	0.16%
Average Leverage Ratio	11.03%	10.99%
Common shares outstanding	3,335,875	3,038,956
Book value per share	$ 35.97	$ 32.83